UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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☐	Soliciting Material Pursuant to § 240.14a-12
Cypress Bioscience, Inc.
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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

CYPRESS BIOSCIENCE, INC.
4350 EXECUTIVE DRIVE, SUITE 325
SAN DIEGO, CA 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2010
TO THE STOCKHOLDERS OF CYPRESS BIOSCIENCE, INC.:
     You are cordially invited to attend the Annual Meeting of Stockholders of Cypress Bioscience, Inc., a Delaware corporation (the “Company”). The meeting will be held on Monday, June 14, 2010 at 8:30 a.m. local time at our principal executive offices, 4350 Executive Drive, Suite 325, San Diego, California 92121 for the following purposes:
1.	To elect the Board of Directors’ nominees, Roger L. Hawley and Tina S. Nova, to hold office until the 2013 Annual Meeting of Stockholders.
2.	To ratify the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.
3.	To conduct any other business properly brought before the meeting.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     Our Board of Directors has fixed the close of business on April 23, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.
By Order of the Board of Directors
/s/ Sabrina Johnson
Sabrina Johnson
Corporate Secretary
San Diego, California
May 5, 2010

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYPRESS BIOSCIENCE, INC.
4350 EXECUTIVE DRIVE, SUITE 325
SAN DIEGO, CA 92121
PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

JUNE 14, 2010
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
     We have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Cypress Bioscience, Inc. (sometimes referred to as the “Company” or “Cypress”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending the Notice to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
     We intend to mail the Notice on or about May 5, 2010 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
     The meeting will be held on Monday, June 14, 2010 at 8:30 a.m. local time at the Company’s principal executive offices located at 4350 Executive Drive, Suite 325, San Diego, California 92121. Directions to the Annual Meeting may be found at www.cypressbio.com. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
     Only stockholders of record at the close of business on April 23, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 38,375,206 shares of common stock outstanding and entitled to vote.
     Stockholder of Record: Shares Registered in Your Name
     If on April 23, 2010, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy as instructed below to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on April 23, 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

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What am I voting on?
     There are two matters scheduled for a vote:
•	Election of the Board of Directors’ nominees, Roger L. Hawley and Tina S. Nova, to hold office until the 2013 Annual Meeting of Stockholders; and

•	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
What if another matter is properly brought before the Annual Meeting?
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
     You may either vote “For” the Board of Directors’ two nominees to the Board of Directors or you may “Withhold” your vote for one or both of the nominees. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
     If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request pursuant to the instructions set forth in the Notice. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting, where a ballot will be made available to you.

•	To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Your vote must be received by 11:59 p.m Eastern Time on June 13, 2010 to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m Eastern Time on June 13, 2010 to be counted.

•	To vote using a proxy card, you can request a set of proxy materials from the Company pursuant to the instruction set forth in the Notice and then simply complete, sign and date the proxy card included in such materials. You can return the proxy card in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Cypress. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the Notice and/or proxy materials, or contact your broker or bank to request a proxy form.

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We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 23, 2010.
What if I return a proxy card or otherwise vote by proxy but do not make specific choices?
     If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted, as applicable, “For” the election of both of the Board of Directors’ nominees for director and “For” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxy will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
     If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 4350 Executive Drive, Suite 325, San Diego, CA 92121.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
     Your most current proxy card or telephone or internet proxy is the one that is counted.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of the Board of Directors’ nominees for

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director, “Against” votes, abstentions and broker non-votes. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions will have the same effect as “Against” votes. Broker non-votes, as described below, have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
     Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.
How many votes are needed to approve each proposal?
•	For Proposal 1, the election of the Board of Directors’ two nominees for director to hold office until the 2013 Annual Meeting of Stockholders, the nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, must receive a “For” vote from the majority of shares present either in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 38,375,206 shares of common stock outstanding and entitled to vote. Thus the holders of 19,187,604 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or a majority of the votes present may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals due for next year’s annual meeting?
     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by the close of business on January 5, 2011 to our Secretary at 4350 Executive Drive, Suite 325, San Diego, CA 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on March 16, 2011 and no earlier than February 14, 2011. You are

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also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

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PROPOSAL 1
ELECTION OF DIRECTORS
     The Company’s Board of Directors is divided into three classes, with each class having a three-year term. Vacancies on the Company’s Board of Directors may be filled only by persons elected by a majority of the Company’s remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. There are two nominees this year, and the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Cypress. Each person nominated by the Board of Directors below for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
     As of the date of this meeting, the number of directors is set at eight and the Company’s Board of Directors is presently composed of the following eight members: Roger L. Hawley, Amir Kalali, Tina S. Nova, Jon W. McGarity, Jean-Pierre Millon, Jay D. Kranzler, Perry Molinoff and Daniel H. Petree. Each of the Board of Directors’ two nominees listed below is currently a director of the Company who was previously elected by the stockholders and has been recommended for re-election to the Board by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, these two nominees would serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Because the Annual Meeting of Stockholders for 2009 was not on the same day as a Board meeting, none of Cypress’ directors attended the Annual Meeting of Stockholders for 2009. Set forth below is biographical information for the Board of Directors’ two nominees for director and each director whose term of office will continue after the Annual Meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2013 ANNUAL MEETING
Roger L. Hawley
     Roger L. Hawley, age 57, has served as a director since April 26, 2007. Since February 2006, Mr. Hawley has served as chief executive officer and a director of Zogenix, Inc., a privately-held specialty pharmaceutical company. From 2003 until January 2006, Mr. Hawley served as executive vice president, commercial and technical operations of InterMune, Inc, a publicly-held biopharmaceutical company. From 2002 to 2003, Mr. Hawley served as chief commercial officer at Prometheus Laboratories, Inc., a specialty pharmaceutical company. From 2001 to 2002, Mr. Hawley served as vice president/general manager of sales and marketing at Elan Pharmaceuticals, Inc., a publicly-held biopharmaceutical company. From 1987 to 2001, Mr. Hawley held various management positions in corporate finance, sales, and marketing at GlaxoSmithKline, Inc. Prior to joining GlaxoSmithKline, Mr. Hawley spent 12 years in financial management with Marathon Oil Company. Mr. Hawley holds a B.S. in accounting from Eastern Illinois University. The Nominating and Corporate Governance Committee believes that Mr. Hawley’s experience in the pharmaceutical industry, his personalized medicine services business experience and his current experience as a chief executive officer of a specialty pharmaceutical company position him to make significant contributions to the Board of Directors given that the Company has an FDA-approved product and has established a commercial operation and CLIA laboratory which offers personalized medicine services. The Nominating and Corporate Governance Committee also believes that Mr. Hawley’s accounting and overall financial expertise, combined with his experience as a chief executive officer, contribute to his value as the chair of the Audit Committee of the Board of Directors.

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Tina S. Nova
     Tina S. Nova, Ph.D., age 56, has served as a director since April 26, 2007. Dr. Nova is a co-founder and the current President and Chief Executive Officer of Genoptix, Inc., a provider of personalized medicine services, and has served as its President and Chief Executive Officer and as a member of its board of directors since March 2000. Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, where she served as Chief Operating Officer and President from 1994 to January 2000. From 1992 to 1994, Dr. Nova served as Chief Operating Officer of Selective Genetics, a targeted therapy, biotechnology company. From 1988 to 1992, Dr. Nova held various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, most recently serving as Executive Director of New Leads Discovery. Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company. Dr. Nova also serves on the board of trustees of the University of San Diego and is a former life science sector representative to the Independent Citizen’s Oversight Committee overseeing the implementation of the California stem cell initiative, Proposition 71 from its inception through 2008. Dr. Nova also serves on the board of directors of Arena Pharmaceuticals, Inc., a publicly traded clinical-stage biopharmaceutical company. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside. The Nominating and Corporate Governance Committee believes that Dr. Nova’s experience in biotechnology drug development and her current experience as the chief executive officer of a personalized medicine services provider position her to make significant contributions to the Board of Directors given the Company’s focus on drug development and personalized medicine services.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING
Jon W. McGarity
     Jon W. McGarity, age 68, has served as a director since March 2004. Mr. McGarity is currently the Executive Vice President of Campbell Alliance, a management consulting firm specializing in the pharmaceutical and biotechnology industry. Mr. McGarity founded and serves as the President and Chief Executive Officer of EthiX Associates, which provides executive consulting services in business planning, strategy and development for companies operating in the pharmaceutical, biotech, and healthcare industries. In addition, Mr. McGarity serves as the President and Chief Executive Officer of GenBioPharma, Inc., a specialty biopharmaceutical company focused on the development and marketing of “biosimilar” products as well as novel drug delivery systems for selected drugs, peptides and proteins. Prior to establishing EthiX Associates, Mr. McGarity was the Vice Chairman, President and Chief Operating Officer of Pharmaceutical Marketing Services, Inc., which provided marketing and information services to the global pharmaceutical/healthcare industry. From February 2007 until March 2008, Mr. McGarity was the President and Chief Executive Officer of Insys Therapeutics, Inc., a privately held specialty pharmaceutical company. Mr. McGarity is the immediate past President and Chief Executive Officer of the Arizona BioIndustry Association. He is also a member of the Board of the Global Advisory Council at Thunderbird, The Garvin School of International Management and serves on the Board of Directors of the Arizona BioIndustry Association, the Board of Directors of the Arizona Technology Council, the Masters Level Computational Biosciences Degree Program and the Technopolis Program at Arizona State University. The Nominating and Corporate Governance Committee believes that Mr. McGarity’s pharmaceutical industry background, commercial experience and experience as the chief executive officer of a specialty pharmaceutical company position him to make significant contributions to the Board of Directors.
Jean-Pierre Millon
     Jean-Pierre Millon, age 59, has served as a director since March 2004 and as the Company’s lead independent director since April 2005. Mr. Millon is a director of CVS/Caremark Corp., a pharmacy services company; HSI, Inc., a private healthcare service company; INFUSYSTEM HOLDINGS, a healthcare company involved in infusion therapy; and Prometheus Laboratories, Inc., a private specialty pharmaceutical and diagnostics company. Mr. Millon joined the CVS/Caremark board of directors in March 2007 as a result of the acquisition of Caremark Rx by CVS. Mr. Millon joined PCS Health Systems, Inc. in 1995, where he served as its President and Chief Executive

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Officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc. Mr. Millon received an MBA from the Kellogg School of Business. The Nominating and Corporate Governance Committee believes that Mr. Millon’s pharmaceutical industry background, commercial experience and experience serving as a chief executive officer position him to make significant contributions to the Board of Directors as the Company seeks to advance its drug development and commercial operations.
Amir Kalali
     Dr. Amir Kalali, age 45, is currently Vice President, Medical and Scientific Services, and Global Therapeutic Team Leader CNS, at Quintiles Inc., focusing on developing novel compounds for the treatment of disorders of the central nervous system, where he is responsible for the medical and scientific aspects of development programs in psychiatry and neurology. He is also Professor of Psychiatry at University of California San Diego. He was the Founding Chairman of the Executive Committee of the International Society for CNS Drug Development (ISCDD), and currently serves as the Executive Secretary. Dr. Kalali received his M.D. from the University of London, United Kingdom. He completed his psychiatry training at University College and Middlesex School of Medicine, London University. Dr. Kalali has been an academic investigator in over 70 psychopharmacological clinical trials and at Quintiles has had medical and scientific responsibility for over 150 clinical trials. Dr. Kalali regularly presents at national and international scientific meetings, and lectures frequently on psychopharmacological and drug development topics. Dr. Kalali is the Editor of the journal Psychiatry, and is on the editorial board of several other journals. He has published widely in journals such as the Archives of General Psychiatry, The American Journal of Psychiatry, and the British Journal of Psychiatry. Dr. Kalali is an active member of the Scientific Advisory Boards of many pharmaceutical companies and sits on the Board of Directors of the Neuroscience Education Institute and Tikvah Therapeutics. In 2005 and 2006 PharmaVOICE magazine named Dr. Kalali as one its 100 most inspiring leaders in the life sciences. The Nominating and Corporate Governance Committee believes that Dr. Kalali’s scientific expertise with the central nervous system, his academic background and his current focus on assisting companies that are developing novel compounds for the treatment of disorders of the central nervous system position him to make an effective contribution to the medical and scientific understanding of the Board of Directors, which the Nominating and Corporate Governance Committee believes to be particularly important to the Company’s drug development efforts.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING
Jay D. Kranzler
     Jay D. Kranzler, age 52, was appointed as our Chief Executive Officer and Vice-Chairman in December 1995. In April 1998, Dr. Kranzler was appointed Chairman of the Board. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and director of Cytel Corporation, a publicly held biotechnology company. Dr. Kranzler is currently a lecturer at The Rady School of Business of the University of California-San Diego, where he serves as Executive in Residence. Before joining Cytel, from 1985 to January 1989, Dr. Kranzler was employed by McKinsey & Company, a management-consulting firm, as a consultant specializing in the pharmaceutical industry. Dr. Kranzler has an M.D. with a concentration in psychiatry and a Ph.D. in pharmacology from Yale University. He graduated summa cum laude from Yeshiva University. The Nominating and Corporate Governance Committee believes that Dr. Kranzler’s extensive experience with the Company and his tenure as Chief Executive Officer bring necessary historic knowledge and continuity to the Board of Directors. The Nominating and Corporate Governance Committee also believes that Dr. Kranzler’s strong leadership skills, combined with his knowledge of the Company and extensive executive experience, qualify him to serve as a director.
Perry Molinoff
     Perry Molinoff, M.D., Ph.D., age 69, has served as a director since September 2004. Dr. Molinoff is a neuropharmacologist with an M.D. from Harvard. He holds a faculty position in the Department of Pharmacology and was the A.N. Richards Professor of Pharmacology at the University of Pennsylvania and from November 2003 to July 2006 was the Vice Provost for Research at the University of Pennsylvania. He is also an Adjunct Professor of Physiology and Neuroscience at the Medical University of South Carolina, Charleston, SC. In addition to his faculty

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appointments, from January 1995 until March 2001, Dr. Molinoff was the Vice President – Neuroscience and Genitourinary Drug Discovery at Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for implementing and directing the Institute’s research efforts in multiple therapeutic areas. From September 2001 until November 2003, Dr. Molinoff served as Executive Vice President of Research and Development at Palatin Technologies, where he was responsible for all basic, preclinical and clinical research. Dr. Molinoff has been a member of the Board of Directors of Palatin Technologies since November 2001. He is a member of multiple editorial advisory boards for scientific and educational journals and has authored or edited 6 books including Basic Neurochemistry and Goodman and Gilman’s text, The Pharmacological Basis of Therapeutics, as well as over 225 manuscripts. The Nominating and Corporate Governance Committee believes that Dr. Molinoff’s neuroscience expertise, academic background and pharmaceutical experience in drug development position him to make an effective contribution to the medical and scientific understanding of the Board of Directors, which the Nominating and Corporate Governance Committee believes to be particularly important to the Company’s drug development efforts.
Daniel H. Petree
     Daniel H. Petree, age 54, has served as a director since June 2004. Mr. Petree is a founder and member of P2 Partners, LLC, a boutique investment bank specializing in life sciences companies, which he co-founded in 2000. From 1998 to 1999, Mr. Petree was the President and Chief Operating Officer of Axys Pharmaceuticals, a structure-based drug design company based in South San Francisco. From 1993 to 1998, he also held successive positions at Axys (and its predecessor, Arris Pharmaceuticals) as Executive Vice President of Business Development and Chief Financial Officer. From 1992 to 1993, Mr. Petree was Vice President of Business Development at TSI Corporation, a clinical research organization in Worcester, MA. Mr. Petree’s operating management experience was preceded by five years in investment banking at Montgomery Securities. Mr. Petree is also a member of the Board of Directors of Lpath, Inc., a public-traded biotechnology company. He also practiced as a corporate and securities lawyer with Heller, Ehrman, White & McAuliffe in Palo Alto, CA. The Nominating and Corporate Governance Committee believes that Mr. Petree’s extensive experience in pharmaceutical business development and life sciences investment banking has been and will be increasingly valuable to the Board of Directors as the Company seeks to expand its product portfolio.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
     As required under The NASDAQ Stock Market, LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
     Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Cypress, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that all of the Company’s existing directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Kranzler, the Company’s Chief Executive Officer, who is not an independent director by virtue of his employment with Cypress.
     During 2009, Cypress paid approximately $263,000 to Campbell Alliance Group, Inc. (“Campbell”), a management consulting firm specialized in the pharmaceutical and biotech industries. Mr. McGarity, a director of the Company, has served as a consultant of Campbell since June 2009. In determining the independence of Mr. McGarity, the Board of Directors took into account Mr. McGarity’s consulting relationship with Campbell. The Board did not believe that this relationship would interfere with Mr. McGarity’s exercise of independent judgment in carrying out his responsibilities as a director.

9.

BOARD LEADERSHIP STRUCTURE
     Our Board of Directors is currently chaired by the Chief Executive Officer of the Company, Dr. Kranzler. The Board has also appointed Mr. Millon as lead independent director.
     We believe that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board Chair with an extensive history with and knowledge of Cypress (as is the case with Dr. Kranzler) as compared to a relatively less informed independent Board Chair.
     The Board appointed Mr. Millon as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director is empowered to, among other duties and responsibilities, preside over Board meetings in the absence of the Chair (including executive sessions of the Board), preside over and establish the agendas for meetings of the independent directors, act as a liaison between the Chair and the independent directors, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Dr. Kranzler’s extensive history with and knowledge of Cypress, and because Mr. Millon is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous for Cypress to combine the positions of Chief Executive Officer and Board Chair.
ROLE OF THE BOARD IN RISK OVERSIGHT
     One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our testing of internal controls. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets at least annually with the Company’s compliance officer, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. The Company’s compliance officer is Janna Sipes, Esq., a full time Company employee who was selected for this role given her training as an attorney and her background in managing compliance programs for companies in the biotechnology and pharmaceutical industries. Ms. Sipes is responsible for overseeing and monitoring all compliance matters at the Company, including but not limited to laws and regulations governing pharmaceutical companies and laboratory testing services companies. Both the Board as a whole and the various standing committees receive periodic reports regarding risk management matters, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

10.

MEETINGS OF THE BOARD OF DIRECTORS
     The Board of Directors met seven times either in person or by conference call during the last fiscal year. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively.
     As required under applicable Nasdaq listing standards, in fiscal 2009 the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns may address correspondence to a particular director, or to the independent directors generally, in care of Cypress Bioscience, Inc. at 4350 Executive Drive, Suite 325, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
     During the year 2009, the Board of Directors had six committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Non-Executive Officer Stock Option Committee, a Nominating and Corporate Governance Committee and a New Products Committee. The following table provides membership and meeting information for each of the Audit Committee, Non-Executive Officer Stock Option Committee, Compensation Committee and Nominating and Corporate Governance Committee:

		Non-Executive		Nominating
		Officer Stock		and Corporate
	Audit	Option	Compensation	Governance
Name	Committee	Committee	Committee	Committee
Jay D. Kranzler		X
Roger Hawley	X *
Amir Kalali			X
Jon W. McGarity
Jean-Pierre Millon	X			X *
Perry B. Molinoff			X	X
Tina Nova			X	X
Daniel Petree	X		X *
Total meetings in fiscal 2009 (1)	5	3	6	3

*	Committee Chairperson

(1)	Includes actions taken by written consent.
     The Finance Committee is comprised of Mr. Petree. The Finance Committee met on 12 occasions during the year 2009.
     The New Products Committee is comprised of Mr. McGarity (chairman), Mr. Millon, Mr. Hawley, Dr. Kalali and Dr. Molinoff. The New Products Committee met on two occasions during the year 2009.
     The Strategic Committee is comprised of Dr. Kranzler and Mr. Petree. The Strategic Committee was formed in February 2010 and, as a result, did not meet during the year 2009.
     Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee, other than Dr. Kranzler, meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Cypress.

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AUDIT COMMITTEE
     The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters; and meets to review the Company’s annual audited and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Mr. Petree, Mr. Millon and Mr. Hawley (Chairman) currently comprise the Audit Committee. The Audit Committee met as a full Committee five times during the 2009 fiscal year.
     The Board of Directors annually reviews the definition of independence for Audit Committee members under the Nasdaq listing standards and has determined that all members of the Company’s Audit Committee are independent (as independence for audit committee members is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Hawley qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board of Directors made a qualitative assessment of Mr. Hawley’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief executive officer.

12.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*
     The following is the report of the Company’s Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009.
     The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Amended and Restated Charter of the Audit Committee, which was amended in May 2005 and July 2008, describes in greater detail the full responsibilities of the Audit Committee and can be found on the Company’s website at www.cypressbio.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of Nasdaq.
     The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
     The Audit Committee has reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, as well as the individual reports of Ernst & Young LLP, Independent Registered Public Accounting Firm, included in the Company’s Annual Report on Form 10-K related to its audit of the financial statements and the effectiveness of internal control over financial reporting.
     The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year 2009 with management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company.
     Based on the foregoing, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Audit Committee
Roger L. Hawley (Chairman)
Jean-Pierre Millon
Daniel Petree

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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COMPENSATION COMMITTEE
     The Compensation Committee of the Board of Directors is responsible for establishing and administering the Company’s executive compensation arrangements. The Company’s Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Chief Executive Officer; reviews and approves the compensation and other terms of employment of the Company’s other executive officers; and administers the Company’s stock option plans and bonus plans. For a complete description of the process and procedures for consideration and determination of director and executive officer compensation, please see the Section titled “Compensation Discussion and Analysis” below. Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
     Four directors currently comprise the Compensation Committee: Mr. Petree (Chairman), Dr. Kalali, Mr. Molinoff, and Dr. Nova. Mr. McGarity served as a member of the Compensation Committee in 2009 until his resignation from the Compensation Committee in July 2009. Mr. Molinoff was appointed to serve as a member of the Compensation Committee in July 2009. All members of the Compensation Committee are independent (as independence for directors is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee met five times as a full Committee and acted by written consent one time during the 2009 fiscal year. The Compensation Committee has adopted a written Compensation Committee Charter, which was amended in October 2005 and can be found on the Company’s website at www.cypressbio.com.
COMPENSATION COMMITTEE PROCESSES AND PROCEDURES
     Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer or Chief Operating Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
     During the past fiscal year, the Compensation Committee engaged Compensia, Inc. (“Compensia”) as compensation consultants following a process that included a review by the Compensation Committee of multiple compensation consultants with substantial life sciences and public company compensation practice experience. The Compensation Committee requested that Compensia:
•	develop principles to guide the compensation of the Company’s executive team; and

•	assess the Company’s current executive cash and equity compensation levels as compared with public company competitive market practices.
     As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia gathered information and data on the pay practices of peer companies and calculated a market range composed of the 25th, 50th and 75th percentiles against these companies for each pay component of the executive compensation program. The Compensation Committee used the information provided by Compensia to assist in its compensation decisions.

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          Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held prior to the beginning of the fiscal year. Generally, the Compensation Committee sets salaries and determines the number of options to be granted during the fourth quarter of the preceding year (with salaries effective and options granted the first business day of the following year), and approves bonus plans during the first or second quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. Prior to the Compensation Committee’s determination, the Chief Executive Officer is afforded an opportunity to present his accomplishments during the period under consideration. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
     The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2009 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     As noted above, Jon McGarity, one of our directors, entered into a consulting agreement with Campbell in June 2009. Mr. McGarity served as a member of our Compensation Committee during 2009 until his resignation from the Compensation Committee on July 6, 2009. During 2009, we paid Campbell approximately $263,000 for consulting services. Mr. McGarity is not an executive officer or an employee of Campbell and does not work on the Cypress account at Campbell.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Compensation Committee
Daniel Petree (Chairman)
Amir Kalali
Perry B. Molinoff
Tina Nova
FINANCE COMMITTEE
     The Finance Committee of the Board of Directors has the authority to evaluate, review, facilitate and approve the selection and engagement (including negotiating the applicable terms) of financial advisors and/or investment banks (the “Advisors”) for us in connection with various strategic transactions, including strategic business combinations, licenses, joint ventures, collaborations, acquisitions, mergers, dispositions and other similar transactions and commitments. The Finance Committee also has the authority to expedite, facilitate and participate

15.

in the process of planning, reviewing, discussing, evaluating, negotiating and/or consummating such transactions. The Finance Committee is comprised of one director, Mr. Petree. Mr. Petree is an independent director as currently defined in Rule 5605(a) of the Nasdaq listing standards. The Finance Committee met 12 times during the 2009 fiscal year.
NON-EXECUTIVE OFFICER STOCK OPTION COMMITTEE
     The Non-Executive Officer Stock Option Committee of the Board of Directors may award stock options to employees who are not officers, subject to certain limitations on the number of options granted. The Non-Executive Officer Stock Option Committee is comprised of one director, Dr. Kranzler. Dr. Kranzler is not an independent director as currently defined in Rule 5605(a) of the Nasdaq listing standards. The Non-Executive Officer Stock Option Committee acted by written consent three times during the 2009 fiscal year.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
     The Nominating and Corporate Governance Committee of the Board of Directors was formed in July 2003 as the Nominating Committee. In April 2005, the role of the Nominating and Corporate Governance Committee was further expanded to cover corporate governance matters and was re-named the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for (i) overseeing all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) making recommendations to the Board of Directors regarding corporate governance issues; (iii) identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board of Directors and reviewing and evaluating incumbent directors; (iv) serving as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommending to the Board of Directors for selection of candidates to the Board to serve as nominees for director for the annual meeting of stockholders; and (vi) making other recommendations to the Board of Directors regarding affairs relating to the directors of the Company, including director compensation. Three directors currently comprise the Nominating and Corporate Governance Committee: Mr. Millon (Chairman), Dr. Molinoff and Dr. Nova. In his role as Chairman of the Nominating and Corporate Governance Committee, Mr. Millon serves as lead independent director to interface on behalf of the other outside directors with management on strategic and other issues and to perform other activities determined by the Company’s Board of Directors. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met as a full Committee three times during the 2009 fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter, which was amended in April 2005 and can be found on the Company’s website at www.cypressbio.com.
     The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethics, possessing relevant background and expertise upon which to be able to offer advice and guidance to management and having sufficient time to devote to the Company’s affairs. All directors should also rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Cypress and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may consider attributes such as diversity, age, skills, business experience and such other factors as it deems appropriate, given the current needs of Cypress and its Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Cypress during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such

16.

candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from any stockholder or stockholders holding more than 5% of the Company’s voting stock.
     The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee also focuses on other aspects of diversity, such as gender, race and national origin, and differences in viewpoints. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity and does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.
     When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, given the then current mix of director attributes. The Nominating and Corporate Governance Committee is particularly interested in maintaining a mix that includes the following backgrounds:
•	Academic thought leadership within the fields of psychiatry and neurology

•	Executive experience at world-class neuroscience companies

•	Current or former senior executive management experience at pharmaceutical and biotechnology companies with emphasis in the following areas: corporate transactions including strategic partnerships and alliances, operations, finance and audit, organizational development, profit and loss responsibility, product commercialization, product marketing, product branding, strategic planning, and general management
     The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Company’s Secretary at the following address: 4350 Executive Drive, Suite 325, San Diego, CA 92121 no later than the close of business on March 16, 2011 and no earlier than February 14, 2011. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
NEW PRODUCTS COMMITTEE
     The New Products Committee reviews and evaluates any in-licensing and acquisition candidates. Five directors currently comprise the New Products Committee: Mr. McGarity (Chairman), Mr. Hawley, Dr. Kalali, Mr. Millon and Dr. Molinoff. The New Products Committee met on two occasions during the year 2009.
STRATEGIC COMMITTEE
     The Strategic Committee meets with and advises management as the Company considers product licensing, potential acquisitions and other strategic opportunities. Two directors currently comprise the Strategic Committee: Dr. Kranzler and Mr. Petree. The Strategic Committee was formed in February 2010 and, as a result, did not meet during 2009.

17.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o Cypress Bioscience, Inc., 4350 Executive Drive, Suite 350, San Diego, California 92121, Attn: Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent, and the number of shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. A copy of the Company’s Stockholder Communications Policy is posted on its website at www.cypressbio.com.
CODE OF ETHICS
     The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.cypressbio.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, Cypress will promptly disclose the nature of the amendment or waiver on its website.
CORPORATE GOVERNANCE GUIDELINES
     In December 2005, the Board of Directors documented the governance practices the Company follows by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.cypressbio.com.

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PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the Company’s stockholders at the Annual Meeting. E&Y has audited the Company’s financial statements since the fiscal year ended December 31, 1994. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither the Company’s bylaws nor its other governing documents or law require stockholder ratification of the selection of E&Y as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Company’s Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and the best interests of its stockholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
     In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with E&Y which sets forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2009, by E&Y.

	Fiscal Year Ended
	2009	2008
Audit Fees (1)	$422,500	$267,500
Audit-related Fees (2)	6,600	68,000
Tax Fees (3)	47,000	69,000
All Other Fees (4)	—	—

Total Fees	$476,100	$404,500

(1)	Audit Fees consist of fees for professional services rendered for audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports. In 2008 and 2009, Audit Fees also include fees for professional services rendered for audits of the effectiveness of internal control over financial reporting and consultations.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” Audit-related fees in 2008 related to the audit work performed in connection with the Company’s acquisition completed in March 2008. Audit-related fees in 2009 include work performed in connection with the Company’s filing of a registration statement on Form S-8.

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(3)	Tax Fees consist of fees for professional services rendered for assistance with federal and state tax compliance and tax planning. Fees in 2008 include $44,000 related to the completion of a 382 study.

(4)	All Other Fees consist of fees for services other than the services reported above. There were no Other Fees in 2008 or 2009.
     All fees described above were approved by the Audit Committee.
     During the fiscal year ended December 31, 2009, none of the total hours expended on the Company’s financial audit by E&Y was provided by persons other than E&Y’s full-time employees.
PRE-APPROVAL POLICIES AND PROCEDURES
     The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, E&Y. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
     The Audit Committee has determined that the rendering of the services, other than audit services by E&Y, is compatible with maintaining the principal accountant’s independence. E&Y’s report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles.
     E&Y and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of January 31, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of the Company’s executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Wellington Management Company, LLP (2) 75 State Street Boston, MA 02109	5,363,781	13.98%

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	4,355,363	11.35%

Lord Abbett & Co., LLC (4) 90 Hudson Street Jersey City, NJ 07302	4,099,866	10.68%

Royce & Associates, LLC (5) 745 Fifth Avenue New York, NY 10151	3,228,149	8.41%

Maverick Capital, Ltd. (6) 300 Crescent Court, 18th Floor Dallas, Texas 75201	2,869,967	7.48%

Apollo Medical Partners (7) 300 Crescent Court, 18th Floor Dallas, Texas 75201	2,480,385	6.46%

Jay D. Kranzler (8)	2,647,314	6.51%
R. Michael Gendreau (9)	294,038	*
Sabrina Martucci Johnson (10)	286,300	*
Srinivas Rao (11)	231,172	*
Michael Walsh (12)	342,389	*
Roger Hawley (13)	78,575	*
Amir Kalali (14)	68,575	*
Jon W. McGarity (15)	107,575	*
Jean-Pierre Millon (16)	107,575	*
Perry Molinoff (17)	107,575	*
Tina Nova (18)	69,301	*
Daniel H. Petree (19)	107,575	*
All executive officers and directors as a group (11 persons) (20)	4,105,575	9.78%

*	Less than one percent of the outstanding shares of the Company’s common stock.

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(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 38,375,206 shares outstanding on January 31, 2010, adjusted as required by rules promulgated by the SEC. The address of each executive officer or director is the same as the Company’s address: 4350 Executive Drive, Suite 325, San Diego, CA 92121.

(2)	The number of shares beneficially owned represents 5,363,781 shares of the Company’s common stock beneficially owned by Wellington Management Company LLP, in its capacity as an investment advisor. The shares are owned of record by clients of Wellington Management Company LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities except Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust.

(3)	The number of shares beneficially owned are held by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors LLC, BlackRock Asset Management Japan Limited, BlackRock Capital Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, State Street Research & Management Co. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent.

(4)	The number of shares beneficially owned represents shares held on behalf on investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. As of December 31, 2009, Lord Abbett Research Fund, Inc. Small-Cap Value Series had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the common stock of the Company.

(5)	The number of shares beneficially owned represents shares of the Company’s common stock held in accounts managed by Royce & Associates, LLC for which the accounts have the right to receive or the power to direct the receipt of dividends paid on such shares and the right to receive or power to direct the receipt of proceeds from the sale of such shares. One such account, Royce Value Plus Fund held 2,259,200 shares of the Company’s common stock on the date of filing of the applicable Form 13G from which this information was derived.

(6)	The number of shares beneficially owned represents 2,869,967 shares of the Company’s common stock beneficially owned by Maverick Capital, Ltd., in its capacity as investment adviser. Maverick Capital, Ltd. may be deemed to have beneficial ownership of these shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.

(7)	The number of shares beneficially owned represents an aggregate of 2,480,385 shares of the Company’s common stock, of which Brandon Fradd directly owns 464,522 shares of common stock and indirectly owns 2,015,863 shares of common stock in his capacity as (i) the sole principal of Apollo Medical Fund Management L.L.C., which in turn is the general partner for Apollo Medical Partners, L.P. (“Apollo L.P.”), (ii) the chief executive officer with sole control of Apollo Equity Management, Inc., a Delaware corporation, which in turn acts as the investment manager for Apollo Medical Offshore Partners, Ltd., an exempt company incorporated in the Bahamas and (iii) the manager of several separate accounts on a discretionary basis.

(8)	Includes 2,272,536 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010. Also includes 277,411 shares of the Company’s common stock held by the Company’s 401(k) plan for which Dr. Kranzler, as trustee of the 401(k) plan, has voting rights to such shares and 96,742 shares of the Company’s common stock held by the Kranzler Living Trust, for which Dr. Kranzler is a trustee.

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(9)	Includes 195,063 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Dr. Gendreau.

(10)	Includes 285,400 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Mrs. Johnson.

(11)	Represents 231,172 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Dr. Rao.

(12)	Includes 327,389 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Mr. Walsh.

(13)	Includes 68,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Mr. Hawley.

(14)	Represents 68,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Dr. Kalali.

(15)	Represents 107,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Mr. McGarity.

(16)	Represents 107,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Mr. Millon.

(17)	Represents 107,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Dr. Molinoff.

(18)	Includes 68,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Dr. Nova.

(19)	Represents 107,575 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by Mr. Petree.

(20)	Number of shares beneficially owned includes 3,623,614 shares of the Company’s common stock issuable pursuant to options exercisable within 60 days of January 31, 2010 by the Company’s directors and executive officers as a group.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of its equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of the Company’s equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to them and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with.

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EXECUTIVE OFFICERS
     The Company’s current executive officers are as follows:

NAME	AGE	POSITION
Jay D. Kranzler, M.D., Ph.D.	52	Chief Executive Officer and Chairman of the Board of Directors
Sabrina Martucci Johnson	43	Chief Financial Officer, Executive Vice President, Chief Operating Officer and Corporate Secretary
R. Michael Gendreau, M.D., Ph.D.	55	Vice President of Clinical Development and Chief Medical Officer
Srinivas G. Rao	41	Chief Scientific Officer, Director of Science and Technology
Jay D. Kranzler
     Jay D. Kranzler was appointed Chief Executive Officer and Vice-Chairman in December 1995. In April 1998, Dr. Kranzler was appointed Chairman of the Board. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and director of Cytel Corporation, a publicly held biotechnology company. Dr. Kranzler is currently a lecturer at The Rady School of Business of the University of California-San Diego, where he serves as Executive in Residence. Before joining Cytel, from 1985 to January 1989, Dr. Kranzler was employed by McKinsey & Company, a management-consulting firm, as a consultant specializing in the pharmaceutical industry. Dr. Kranzler has an M.D. with a concentration in psychiatry and a Ph.D. in pharmacology from Yale University. He graduated summa cum laude from Yeshiva University.
Sabrina Martucci Johnson
     Sabrina Martucci Johnson was appointed as our Chief Financial Officer, Executive Vice President and Chief Operating Officer in January 2008. Prior to this appointment, she was appointed as interim Chief Financial Officer in February 2002 and in April 2002, she was appointed as Vice President and Chief Financial Officer. In April 2005, she was promoted to Senior Vice President. In February 2006, she was promoted to Executive Vice President and Chief Business Officer and in January 2008 was appointed as Chief Operating Officer. Mrs. Johnson served as Vice President of Marketing from March 2001 to April 2002. Mrs. Johnson joined the Company in August of 1998 and held various positions from 1998 through 2000, including Product Director, Executive Director of Marketing and Sales, and Vice President of Marketing and Sales. From 1993 to 1998, Mrs. Johnson held marketing and sales positions with Advanced Tissue Sciences and Clonetics. Mrs. Johnson began her career in the biotechnology industry in 1990 as a research scientist with Baxter Healthcare, Hyland Division. Mrs. Johnson has an MIM from the American Graduate School of International Management (Thunderbird), a MSc. in Biochemical Engineering from the University of London and a BSc. in Biomedical Engineering from Tulane University. Mrs. Johnson serves on the Board of Advisors of the School of Engineering, Tulane University, on the Audit Committee of Project Concern International, and on the University of California-San Diego Library Board of Advisors.
R. Michael Gendreau
     R. Michael Gendreau was appointed Vice President of Research and Development and Chief Medical Officer in December 1996 and continues to serve as Vice President and Chief Medical Officer. Dr. Gendreau joined the Company in 1994 and held various positions from 1994 through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA/RNA probe-based diagnostic products. Dr. Gendreau has a B.S. in chemistry from Ohio University and an M.D./Ph.D. in medicine and pharmacology from the Ohio State University.

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Srinivas G. Rao
     Dr. Rao joined the Company in August 2000, being named Chief Scientific Officer in January 2001, and has worked in a variety of areas, including scientific assessment of potential in-licensing compounds, business development, preclinical study design, and development of Cypress’ intellectual property programs. Prior to his service at Cypress, Dr. Rao worked as a free-lance medical electronics consultant while completing his combined M.D. and Ph.D. program at Yale Medical School. His Ph.D. research focused upon central nervous system neuropharmacology and took place in the laboratory of Dr. Patricia Goldman-Rakic. Upon completion of his M.D. degree, Dr. Rao completed an internship in Internal Medicine at Yale-New Haven Hospital. Dr. Rao holds both an M.S. and B.S. from Yale University in Electrical Engineering.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     This Compensation Discussion and Analysis, or CD&A, provides an overview of our executive compensation program along with a description of the material factors underlying the decisions regarding compensation provided to our Chief Executive Officer and other named executive officers for 2009.
Executive Compensation Philosophy and Objectives
     We believe that a competitive, goal-oriented compensation policy is critically important to the creation of value for stockholders. To that end, we have created an incentive compensation program intended to reward outstanding individual performance. The goals of the compensation program are to align compensation with business objectives and performance to enable us to attract and retain the highest quality executive officers and other key employees, reward them for our progress and motivate them to enhance long-term stockholder value. Our compensation program is intended to implement the following principles:
•	Compensation should be related to the value created for stockholders;

•	Compensation programs should support our short-term and long-term strategic goals and our objectives;

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions to our success; and

•	Short-term and long-term compensation programs play a critical role in attracting and retaining well-qualified executives.
     While compensation opportunities are based in part upon individual contribution, the actual amounts earned by executives in variable compensation programs are also based upon how we perform as a company. The executive compensation for the Chief Executive Officer and all other executives is comprised of base salary, annual cash bonuses, and long term incentives, each of which is intended to serve our compensation principles and is described in greater detail below.
Role of Our Compensation Committee
     Our Compensation Committee of the Board of Directors is responsible for establishing and administering our executive compensation arrangements. Our Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of our other executive officers; and administers our stock option plans and bonus plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue

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Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Four directors currently comprise the Compensation Committee: Mr. Petree (Chairman), Dr. Kalali, Mr. Molinoff and Dr. Nova.
     Our Compensation Committee has been granted authority from the Board of Directors to take actions to ensure that our executive compensation and benefit program is consistent with our compensation philosophy and corporate governance guidelines and, is responsible for establishing the executive compensation packages offered to our named executive officers. The Compensation Committee generally presents its decisions and recommendations to the full Board of Directors, although approval from the Board of Directors is not required for Compensation Committee decisions.
     Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit program is consistent with both our compensation philosophy and our corporate governance guidelines:
•	maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer;

•	reviewed on an annual basis the compensation for executives at similar companies that are located in San Diego, as well as those located across the United States;

•	reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group; and

•	maintained the practice of holding executive sessions without management present at Compensation Committee meetings.
Role of our Independent Compensation Consultant
     In connection with making its recommendations for executive compensation for 2009, the Compensation Committee engaged Compensia to act as its independent compensation consultant. The Compensation Committee directed Compensia to provide its analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our compensation program for executive officers in order to better achieve our objectives. As part of its duties, Compensia provided the Compensation Committee with the following services:
•	reviewed and provided recommendations on composition of peer groups;

•	provided market data regarding compensation for similarly situated executive officers at our peer group companies and from companies listed in the Radford July 2008 Global Life Sciences Industry Compensation Survey;

•	conducted a review of the compensation arrangements for our named executive officers, including providing advice on the design and structure of our executive equity program;

•	conducted a review of the compensation arrangements for our Board of Directors, and provided recommendations to the Compensation Committee and the Board of Directors regarding the pay structure of the Board of Directors; and

•	updated the Compensation Committee on emerging trends/best practices in the area of executive and Board compensation.
     Compensia does not provide any other services to the Company. The cost of executive compensation services provided by Compensia to the Company in 2009 did not exceed $120,000. The Company pays the cost for Compensia’s services.
     In 2009, the Compensation Committee met in executive session with Compensia without management present. The Company’s Chief Financial Officer works with Compensia to provide any information Compensia needs about the Company in order to provide its services.

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2009 Executive Compensation Program
Components of our Compensation Program.
     Our compensation program consists of three components:
•	base salary;
•	annual cash bonuses; and
•	long term incentives.
     We also adopted a Severance Benefit Plan under which we provide post-employment severance payments and benefits in the event of termination under certain circumstances. The terms of the Severance Benefit Plan are described under the Section titled “Severance Benefit Plan.” The Compensation Committee believes that the Severance Benefit Plan provides an incentive to the named executive officers to remain with Cypress and serves to align the interests of the named executive officers and stockholders in the event of a potential acquisition of Cypress.
Compensation Market Data
     The Compensation Committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure while aligning our executive officers’ interests with those of our stockholders.
     To assist the Compensation Committee in its deliberations on executive compensation in 2009 and in 2010, Compensia collected data from a peer group selected by Compensia and approved by the Compensation Committee. In addition, to assist with 2009 compensation decisions, Compensia collected data from the Radford Global Life Sciences Industry Compensation Survey for companies with 50-149 employees. To assist with 2010 compensation decisions, Compensia collected data from the Radford Global Life Sciences Industry Compensation Survey and averaged the data described in the survey for companies with 50-149 employees and companies with 150-499 employees. For each of 2009 and 2010, Compensia then blended the peer group and survey data that it collected to provide the market range of each element of compensation for each executive position.
Peer Group
     In determining our peer group, Compensia worked with the Company’s Chief Financial Officer and the Chairman of the Compensation Committee to develop a recommended list of peer companies for the Compensation Committee’s consideration. Compensia created the peer group by starting with a list of publicly-traded life science companies headquartered in the United States. The list was then narrowed by focusing on development stage biopharmaceutical companies with marketed products or products in Phase II or Phase III clinical trials. From this list, companies were scored by their similarity to the Company based on product development stage, market capitalization and corporate location. The companies most similar to the Company were selected as the peer group because Compensia and the Compensation Committee members believe these companies were most comparable to the Company when assessing the market for executive compensation.
     Using the process above, in October 2008, the following companies were selected to serve as the Company’s peer group for fiscal year 2009: Affymax, Alexza Pharmaceuticals, Arena Pharmaceuticals, Cadence Pharmaceuticals, Cardium Therapeutics, Cell Genesys, Cerus, Cytokinetics, Cytori Therapeutics, Exelixis, Geron, InterMune, MAP Pharmaceuticals, Medivation, Monogram Biosciences, Neurocrine Biosciences, Optimer Pharmaceuticals, Orexigen Therapeutics and Pain Therapeutics.
     In September 2009, Compensia and the Company followed the process described above for purposes of reassessing executive compensation and the following companies were selected to serve as the Company’s peer group for fiscal year 2010: Affymax, Ardea Biosciences, Arena Pharmaceuticals, Cadence Pharmaceuticals, Cytokinetics, Facet Biotech, Genomic Health, Geron, Halozyme Therapeutics, InterMune, Ligand Pharmaceuticals,

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Maxygen, Optimer Pharmaceuticals, Orexigen Therapeutics, Pain Therapeutics Peregrine Pharmaceuticals, Sangamo Biosciences, SciClone Pharmaceuticals and Vical.
Compensation Positioning and Compensation Allocations
     While there is not specific target pay positioning for executive positions, in general, the Compensation Committee tries to provide for target total direct compensation (i.e., base salary, target bonus and annual equity awards) levels at or around the 50-75th percentile of the compensation paid to similarly situated officers represented by the blended survey and peer group data provided by Compensia, with compensation above this level possible for exceptional performance. In trying to achieve this 50-75th percentile positioning for target levels of compensation, the Compensation Committee generally sets the various compensation elements as follows:
•	base salaries at the 25-75th percentile relative to the blended survey and peer group data provided by Compensia,
•	target cash bonus compensation at a level such that, when combined with base salary, the target cash compensation is at the 25-75th percentile relative to the blended survey and peer group data provided by Compensia, and
•	target equity compensation at a level such that, when combined with target cash compensation, target total cash and equity compensation is at the 50-75th percentile relative to the blended survey and peer group data provided by Compensia.
     Our Compensation Committee believes targeting total direct compensation at the 50-75th percentile is necessary in order to achieve the primary objectives, described above, of the Company’s executive compensation program.
     The Compensation Committee makes a significant portion of our executive officers’ total compensation performance-based, and therefore “at risk”, helping us implement a culture in which the officers know that their take home pay, to a large extent, depends on the Company’s performance. In assigning a value to target equity compensation, the Compensation Committee uses the estimated Black-Scholes value of the awards. Since incentive cash and equity awards have both upside opportunities and downside risks, the target percentages set at the beginning of a fiscal year may not equal the compensation actually earned later in that year.
     As noted above under “Executive Compensation Philosophy and Objectives”, benchmarking is not the only factor the Compensation Committee considers in setting total compensation and any one element of total compensation. Other factors, such as economic conditions, performance, internal pay equity and individual negotiations, may play an important role (or no role) with respect to the compensation offered to any executive in any given year. We believe this approach help us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.
Base Salaries
     We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a majority of their compensation “at risk”. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our executives. Therefore, base salaries need to be at levels that are competitive with salaries provided by our peer group companies, and so we generally target base salary levels at the 25-75th percentile of the blended survey and peer group data provided by Compensia.
     Each year, the Compensation Committee reviews the annual salaries for each of the Company’s named executive officers, considering whether existing base salary levels continue to be at the 25-75th percentile. In addition to considering the percentile data, the Compensation Committee may, but does not always, also consider other factors, including the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, appropriate cost of living adjustments, and whether the Compensation Committee is generally satisfied with an executive’s past performance and expected future contributions. Generally, executive salaries are adjusted effective January 1 of each year.

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     In December 2008, the Compensation Committee determined to increase the base salaries of each of the Company’s executive officers for 2009 by 4% as a result of a cost of living adjustment. The Compensation Committee based the increase in part upon the Social Security Administration Cost of Living Adjustment data available as of October 2008, which reflected a 5.8% adjustment effective January 2009. In addition, in December 2009, the Compensation Committee determined to increase the base salaries of each of the Company’s executive officers for 2010 by 2.5% as a result of a cost of living adjustment. The Compensation Committee based the increase in part upon data from the Biotechnology Employee Development Coalition reflecting that San Diego area companies were projecting compensation increases of 3.43-4.8% in 2010 and Radford projections of compensation increases of 3% in 2010.
Annual Incentive Bonus Program
     In addition to earning a base salary, our named executive officers are eligible to earn additional cash compensation through annual variable cash bonuses. Target bonus payment levels are expressed as a percentage of base salary. The variable bonuses are intended to motivate executives to achieve Company-wide operating and/or strategic objectives, and to work at the highest levels of their individual abilities. The Compensation Committee also recognizes the important role that variable cash compensation plays in attracting and retaining our executives, and therefore sets target levels for variable bonuses (that is, payouts for target performance achievement) so that target total cash compensation falls at or near the 25-75th percentile of the blended peer and survey data provided by Compensia, although benchmarking is not the only factor that may be considered when setting target bonus levels. The Compensation Committee may, but does not always, consider other factors, including each executive’s employment agreement, if any, and historical compensation. The Compensation Committee makes a significant portion of our executive officers’ total cash compensation “at risk”, helping the Company implement a culture in which the officers know that their take home pay, to a large extent, depends on the Company’s performance. In addition, in determining the target bonus opportunity for each named executive officer, the Compensation Committee believes that the target annual cash incentive opportunity should make up a larger portion of a named executive officer’s target total cash compensation as the executive’s level of responsibility increases. Therefore, the target bonus percentage for our Chief Executive Officer is generally greater than the target bonus percentages for our other named executive officers.
     The Compensation Committee starts the process of determining the target bonus levels, and the corporate and, if applicable, individual performance goals by which performance will be measured under the bonus program, in the first quarter of the applicable year. More specifically, in the first quarter of each year, the Compensation Committee considers potential performance measures and the target bonus percentages for the fiscal year. As part of this analysis, the Compensation Committee considers the likely bonus payouts for the on-going fiscal year. Early in the applicable year, the Compensation Committee reviews its preliminary analysis with the Company’s Chief Executive Officer and Chief Financial Officer in connection with their review of the prior year’s financial results, budgets for the applicable year and the economic forecasts. The Compensation Committee also considers the blended peer and survey data provided by Compensia in consultation with the Chief Executive Officer, Chief Financial Officer and the VP of Human Resources. The Chief Executive Officer, Chief Financial Officer and the VP of Human Resources then make a recommendation to the Compensation Committee on the target bonuses that executives should be eligible to earn for the applicable year. The Compensation Committee reviews these recommendations without management present, and makes the final determination of the corporate performance goals for the applicable year, as well as the target bonus percentages.
     In January 2008, our Compensation Committee approved a Bonus Plan for our officers for the year 2008, or the 2008 Bonus Plan. The 2008 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company. Payments under the 2008 Bonus Plan were contingent upon the Company’s achievement of certain corporate objectives and the relevant officers’ continued employment with the Company on the date of payment, as outlined in further detail under the Section titled “Employment, Bonus And Severance Agreements.” Awards paid to our named executive officers under the 2008 Bonus Plan are set forth in the Summary Compensation Table below.
     On April 10, 2009, our Compensation Committee recommended and our Board approved a Bonus Plan for the year 2009, or the 2009 Bonus Plan. The 2009 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company. Payments under the 2009 Bonus Plan were contingent upon the

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Company’s achievement of certain corporate objectives and the relevant officers’ continued employment with us on the date of payment, as outlined in further detail under the Section titled “Employment, Bonus And Severance Agreements.” Awards paid to our named executive officers under the 2009 Bonus Plan are set forth in the Summary Compensation Table below.
     On April 8, 2010, our Compensation Committee approved a Bonus Plan for the year 2010, or the 2010 Bonus Plan. The 2010 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company. Payments under the 2010 Bonus Plan, if any, are continent upon the Company’s achievement of certain corporate objectives and the relevant officers’ continued employment with the Company on the date of payment, as outlined in further detail under the Section titled “Employment, Bonus And Severance Agreements.”
Long-term Equity Compensation
     The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee also awards equity because it believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. The Compensation Committee also believes that equity compensation is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and employees.
     Therefore, the Compensation Committee generally makes awards of equity compensation so that, when the value of the equity is added to target total cash compensation, the target total cash and equity compensation opportunity falls at or near the 50-75th percentile for target total compensation of executives included in the blended peer and survey data provided by Compensia. However, benchmarking is not the only factor that may be considered when setting equity compensation levels. The Compensation Committee may also consider, in any given year, other factors, including but not limited to internal pay equity and the potentially dilutive impact of stock awards on the value of our common stock. As with cash incentive opportunities, in determining the equity opportunity for each named executive officer, the Compensation Committee believes that the incentive opportunity should make up a larger portion of a named executive officer’s target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for our Chief Executive Officer are generally greater than the equity awards granted to our other named executive officers. In general, equity awards to our named executive officers are granted in January.
     Ultimately, awards to senior executives are driven by their sustained performance over time, their ability to achieve results that drive stockholder value, their level in the organization, their potential to take on roles of increasing responsibility in Cypress, and competitive equity award levels for similar positions and organization levels in our peer companies. For 2009, the Compensation Committee began by targeting an option grant for Dr. Kranzler at the 75th percentile relative to the blended peer and survey data provided by Compensia regarding the number of shares granted to the companies’ chief executive officers (the “CEO Baseline Option Grant”). The Compensation Committee then set target option grants for our Chief Operating Officer and Chief Financial Officer at 60% of the CEO Baseline Option Grant and target option grants for the remainder of the executive team at 40% of the CEO Baseline Option Grant. The resulting target option grants represented levels of ownership in the Company ranging from 0.25% to 0.62% for each of the executives. The target grant for each executive was then adjusted based on the Compensation Committee’s consideration of each executive’s personal performance. This targeting resulted in grants to each executive at the 75th percentile relative to the blended peer and survey data provided by Compensia regarding the number of shares granted to other companies’ executives in similar roles, with the exception of the Chief Operating Officer/Chief Financial Officer, where the number of shares granted was greater than the 75th percentile relative to the blended peer and survey data provided by Compensia for individual chief operating officer or chief financial officer roles, based on the fact that these two roles are combined at Cypress. Along these lines, we authorized the grant of options on the first business day in 2009 to purchase common stock to each of our officers, including Dr. Kranzler. This is done to ensure that the exercise price of our options will not be influenced by non-public information.
     In December 2009, the Compensation Committee began its consideration of additional equity grants for 2010. At that time the Compensation Committee determined to grant stock option awards to Ms. Johnson, Dr. Gendreau

30.

and Dr. Rao at the 35th percentile relative to the blended peer and survey data provided by Compensia for each officer’s respective executive position. The Compensation Committee determined to not grant any additional stock options to Dr. Kranzler or Mr. Walsh at that time. Given that long term equity value prior to the January 2010 grants was at or around the 75th percentile based on the blended peer and survey data provided by Compensia, the 2010 grants were pegged to the 35th percentile with the intention of maintaining long term incentive compensation in the 50-75th percentile range.
     In addition, in December 2009, as part of the Compensation Committee’s annual equity compensation grant process, after review of market data provided by Compensia regarding the types of equity awards granted by peer group companies, and to reduce potential dilution to our stockholders and the associated accounting expense, the Compensation Committee determined to grant 100,000 restricted stock units (“RSUs”) to the Company’s Chief Executive Officer, Jay Kranzler. In making that determination, the Compensation Committee considered that many of the Company’s peer companies are introducing RSUs into their long term incentive compensation programs and that the Company should do the same to remain competitive with its peer companies. The Company’s long-term performance ultimately determines the value of RSUs because potential payouts from RSUs are entirely dependent on the Company’s stock price. Each RSU represents a right to receive one share of the Company’s common stock (subject to adjustment for certain specified changes in our capital structure) upon the completion of a specified period of continued service. The RSUs granted to Dr. Kranzler will vest in full on January 4, 2013 subject to Dr. Kranzler’s continued service through such date. The RSUs are also subject to vesting acceleration pursuant to the Restricted Stock Unit Award Agreement issued to Dr. Kranzler at the time of the award (the “RSU Agreement”), and will vest in full if Dr. Kranzler experiences a qualifying termination under the terms of the RSU Agreement. Because no vesting occurs until three years following the grant date of the RSU absent Dr. Kranzler’s qualifying termination under the terms of the RSU Agreement, the RSU is designed to encourage Dr. Kranzler’s continued employment with Cypress and to incentivize him to maximize long-term stockholder value.
Stock Trading Guidelines
     The Company has a policy that prohibits its executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company stock.
Other Compensation and Perquisite Benefits
     In addition to the principal categories of compensation described above, we provide our named executive officers with coverage under our health and welfare benefit plans, including medical, dental, vision, disability and life insurance. We also sponsor a 401(k) Plan. Our 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis. We match 100% (up to $16,500) of the employee’s contributions semi-annually on the last day of each of June and December in Cypress stock which is valued as of the contribution date. All contributions made by the participant vest immediately and the matching contribution of Cypress stock (i) becomes fully vested six months after the contribution date for employees with less than five years of employment with us and (ii) becomes fully vested immediately upon the contribution date for employees with five years or more of employment with us.
     These benefits are designed to retain the services of our employees and we believe they are appropriate given our overall compensation package. Our Chief Executive Officer has also negotiated additional benefits, which are outlined in his employment agreement and are described under the heading “Employment, Bonus And Severance Agreements.”
Employment Agreements
     We have entered into employment agreements with our Chief Executive Officer and our former Executive Vice President and Chief Commercial Officer who resigned in March 2010. These agreements are described in more detail elsewhere in the proxy, including the Section titled “Employment, Bonus and Severance Agreements.” These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions,

31.

such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.
Severance Benefit Plan
     In June 2004, the Company adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and outside directors. On December 31, 2008, the severance plan was amended and restated to clarify the application of Section 409A of the Code to the benefits that may be provided under the plan to the eligible officers and directors. Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with the Company as of the date of service termination. Dr. Kranzler, Dr. Gendreau, Mrs. Johnson and Dr. Rao, and all of the current outside directors, are currently eligible to receive severance benefits under the severance plan. This plan is described in more detail elsewhere in the proxy, including the Section titled “Severance Benefit Plan.”
Tax and Accounting Implications
     Payments made during 2009 to our executives under the various programs discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The definition of performance-based compensation includes compensation deemed paid on the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grate date to qualify as performance-based compensation. Our 2009 Equity Incentive Plan is intended to ensure that the exercise of such stock options will qualify as performance-based compensation. Through December 31, 2009, this provision has not affected our tax deductions. The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code Section 162(m) in the future to the extent consistent with the best interests of Cypress.
Conclusion
     Through the compensation arrangements described above, a significant portion of the executive officer’s compensation is contingent on the Company’s performance. Therefore, the realization of benefits by the executive is closely linked to the Company’s achievements and increases in stockholder value. The Company remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation in any particular time period. The Compensation Committee gives careful consideration to the Company’s executive compensation program, including each element of compensation for each executive officer. The Compensation Committee believes our executive compensation program is reasonable in light of the programs of our peer group companies. Our Compensation Committee also believes that our compensation program gives the executive officers appropriate incentives, based on the each officer’s responsibilities, achievements and ability to contribute to Company’s performance. We also believe that our executive officers and senior management make significant contributions toward creating stockholder value. Finally, we believe that the Company’s compensation structure and practices encourages management to work for real innovation, business improvements and outstanding shareholder returns, without taking unnecessary or excessive risks.

32.

Risk Analysis of Our Compensation Plans
     The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that they do not encourage a level of risk that is reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years and Dr. Kranzler’s RSUs only vest in full after three years, unless he experiences an earlier qualifying termination under the terms of the RSU Agreement. We believe these policies encourage our employees to focus on sustained stock price appreciation over the long term, thus limiting the potential value of excessive risk-taking.

33.

COMPENSATION OF DIRECTORS
     Each of the Company’s directors may receive stock option grants under the 2009 Equity Incentive Plan. The Compensation Committee adopted resolutions providing for quarterly payments of $7,500 to each of the Company’s non-employee directors for such person’s service as a director during 2009, which includes participation by such person in the quarterly scheduled Board meetings. The Company’s Board of Directors has also approved the following payments for non-employee directors for the following services during 2009: (1) the payment of an annual retainer of $5,000 to each of the non-employee directors for such person’s service on a committee of the Board other than the Audit or Compensation Committees; (2) the payment of an annual retainer of $11,500 to each of the non-employee directors for such person’s service on the Audit Committee; (3) the payment of an annual retainer of $7,500 to each of the non-employee directors for such person’s service on the Compensation Committee; (4) the payment of an additional $5,000 to any non-employee director who serves as chair of a committee of the Board other than the Audit or Compensation Committees; (5) the payment of an additional $14,000 to any non-employee director who serves as chair of the Audit Committee; and (6) the payment of an additional $5,500 to any non-employee who serves as chair of the Compensation Committee.
     In December 2009, the Compensation Committee determined to apply the same retainer structure described above for each director’s service in 2010. In addition, each member of the Board is entitled to receive payment for attendance at any special meetings of either the Board or a Committee of the Board. Compensation for attendance as a Board member at special meetings of the Board or of Committees of the Board is set at $1,000 per such meeting or telephone meeting lasting more than one hour and up to one-half of one day in duration, and $2,000 per such meeting or telephone meeting lasting more than one-half of one day in duration. Board members who travel to attend special meetings as Board members shall also be compensated in an amount equal to $500 for travel time of up to one-half of one day and $1,000 for travel time of more than one-half of one day. Special meetings are defined as Board meetings or Committee meetings periodically scheduled between standard quarterly Board and Committee meetings. In addition, such special meeting must be called by the Chairman of the Board, the Chief Financial Officer or Chairman of the Committee, must be designated in advance as a special meeting in order to qualify for the special meeting compensation and such meeting must be in addition to the one additional meeting per quarter included as part of the Board quarterly compensation.
     In addition to the compensation listed above, the Board of Directors approved the payment of an annual retainer to the lead independent director of $20,000. The Board of Directors previously appointed Jean-Pierre Millon to be the lead independent director.
     During the fiscal year ended December 31, 2009, each of the Company’s non-employee directors who were members of the Board during such period received cash compensation and option grants for his or her service as a director and/or member of a committee of the Board as follows:

		Special
		Committee	Option
Name	Board Service	Service(1)	Awards(2)	Total
Roger Hawley	$30,000	$30,500	$59,307	$119,807
Amir Kalali	$30,000	$12,500	$59,307	$101,807
Jon McGarity	$30,000	$22,500	$59,307	$111,807
Jean Pierre Millon	$30,000	$46,500	$59,307	$135,807
Perry Molinoff	$30,000	$16,125	$59,307	$105,432
Tina Nova	$30,000	$12,500	$59,307	$101,807
Daniel H. Petree	$30,000	$31,333	$59,307	$120,640

(1)	Includes amounts paid for special meetings outside the quarterly meeting and meetings that included only the chairman of various committees.

(2)	Reflects the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the year ended December 31, 2009.

34.

     Directors who are also employees of the Company do not receive any fee for their service as directors. All of the Company’s directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as directors.
     The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2009.

Name	Number of Options
Roger Hawley	65,000
Amir Kalali	65,000
Jon McGarity	104,000
Jean Pierre Millon	104,000
Perry Molinoff	104,000
Tina Nova	65,000
Daniel Petree	104,000
     The Company’s Board of Directors has adopted resolutions providing for (1) an automatic yearly option grant for each non-employee director of 15,000 shares of the Company’s common stock and (2) an initial grant of an option to purchase 32,000 shares of the Company’s common stock to each non-employee director upon his or her initial election or appointment to the Board. The options granted to directors vest daily and ratably over one year. In each of January 2009 and January 2010, Mr. Hawley, Dr. Kalali, Mr. McGarity, Mr. Millon, Dr. Molinoff, Dr. Nova and Mr. Petree each received an automatic yearly option to purchase 15,000 shares of the Company’s common stock for his or her respective service on the Board. As part of its review of director compensation in November 2008, the Compensation Committee reviewed director cash and equity compensation at peer companies and determined that our equity compensation of directors should be reduced and our cash compensation of directors should be increased in order to align our director compensation with peer companies. These peer companies were Affymax, Alexza Pharmaceuticals, Arena Pharmaceuticals, Cadence Pharmaceuticals, Cardium Therapeutics, Cell Genesys, Cerus, Cytokinetics, Cytori Therapeutics, Exelixis, Geron, InterMune, MAP Pharmaceuticals, Medivation, Monogram Biosciences, Neurocrine Biosciences, Optimer Pharmaceuticals, Orexigen Therapeutics and Pain Therapeutics. The Compensation Committee recommended, and the Board of Directors approved, a reduction in the yearly option grant for each non-employee director from 18,000 shares to 15,000 in order to achieve an annual grant at the 75th percentile relative to our peer group. The Compensation Committee also recommended, and the Board of Directors approved, increases in the cash retainers paid to committee members and chairs to set cash retainers at the 75th percentile relative to our peer group. The amounts paid as retainers to committee members and chairs are set forth above. The Board approved these adjustments in order to reduce the Company’s total annual director compensation to approximately the 75th percentile relative to our peer group.
     Upon a change in control of Cypress, which includes the sale of all or substantially all of its assets, specified types of mergers, or other corporate reorganizations, all options to purchase the Company’s common stock held by its directors and officers will immediately vest. Additionally, if Dr. Kranzler experiences a qualified termination following a change in control, his RSUs will immediately vest.
     In May 2004, the Company’s Board of Directors adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and outside directors. On December 31, 2008, the severance plan was amended and restated to clarify the application of Section 409A of the Code to the benefits that may be provided under the plan to the eligible officers and directors. Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with the Company as of the date of service termination. All of the current outside directors are currently eligible to receive severance benefits under the severance plan. To receive severance benefits, an individual must (i) experience a covered termination, (ii) have provided service to the Company for at least one year on the date of such termination and (iii) execute a general waiver and release of claims. The severance plan supplements and provides benefits in addition to all other employment agreements, policies or practices previously maintained by Cypress. Severance benefits provided to outside directors include only accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual’s unvested shares on the date of service termination.

35.

COMPENSATION OF EXECUTIVE OFFICERS
Summary of Compensation
     The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, compensation awarded or paid to, or earned by, the Company’s Principal Executive Officer, Principal Financial Officer and its three other most highly compensated executive officers, for whom salary and bonus for services rendered to the Company was in excess of $100,000, referred to as the named executive officers:
SUMMARY COMPENSATION TABLE

				Non-Equity
				Incentive Plan	All Other
			Stock Option	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Awards($)(1)	($)	($)		Total ($)
Jay D. Kranzler	2007	$550,583	$2,776,507	$458,837	$37,439	(2)	$3,823,366
Chief Executive Officer and	2008	$578,112	$2,912,842	$269,921	$37,439	(3)	$3,798,314
Chairman of the Board	2009	$601,237	$983,118	$100,207	$33,657	(4)	$1,718,219

Sabrina Martucci Johnson	2007	$260,000	$302,000	$113,750	$15,500	(5)	$691,250
Chief Operating Officer,	2008	$300,301	$549,525	$73,574	$15,500	(6)	$938,900
Chief Financial Officer and	2009	$312,313	$590,752	$27,327	$16,500	(7)	$946,893
Executive Vice President

R. Michael Gendreau	2007	$297,727	$266,996	$93,040	$15,500	(8)	$673,263
Vice President, Development	2008	$312,613	$268,674	$54,707	$15,500	(9)	$651,494
and Chief Medical Officer	2009	$325,118	$396,774	$20,320	$16,500	(10)	$758,712

Srinivas Rao	2007	$211,116	$224,886	$65,974	$15,500	(11)	$517,476
Chief Scientific Officer and	2008	$243,838	$366,350	$42,672	$15,500	(12)	$668,360
Director of Science and	2009	$253,592	$396,774	$15,850	$16,500	(13)	$682,716
Technology

Michael Walsh (14)	2008	$250,000	$2,151,530	$61,250	$15,500	(15)	$2,478,280
Chief Commercial Officer,	2009	$312,000	$330,645	$27,300	$16,500	(16)	$686,445
Executive Vice President

(1)	These amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the year ended December 31, 2009 for awards pursuant to the Company’s 2000 Equity Incentive Plan and 2009 Equity Incentive Plan. Assumptions used in the calculation of this amount for years ended December 31, 2007, 2008 and 2009 are included in footnote 7 to the audited financial statements for the year ended December 31, 2009 in the Company’s annual report on Form 10-K filed with the SEC on March 31, 2010.

(2)	Includes $15,500 in contributions made by Cypress on behalf of Dr. Kranzler under the Company’s 401(k) plan during 2007, $16,939 paid by Cypress on behalf of Dr. Kranzler for life insurance and disability insurance premiums and $5,000 paid for estate planning for 2007 (which amount was paid in 2008).

(3)	Includes $15,500 in contributions made by Cypress on behalf of Dr. Kranzler under the Company’s 401(k) plan during 2008, $16,939 paid by Cypress on behalf of Dr. Kranzler for life insurance and disability insurance premiums and $5,000 paid for estate planning for 2008 (which amount was paid in 2009).

(4)	Includes $16,500 in contributions made by Cypress on behalf of Dr. Kranzler under the Company’s 401(k) plan during 2009 and $17,157 paid by Cypress on behalf of Dr. Kranzler for life insurance and disability insurance premiums.

(5)	Represents $15,500 in contributions made by Cypress on behalf of Mrs. Johnson under the Company’s 401(k) plan during 2007.

(6)	Represents $15,500 in contributions made by Cypress on behalf of Mrs. Johnson under the Company’s 401(k) plan during 2008.

36.

(7)	Represents $16,500 in contributions made by Cypress on behalf of Mrs. Johnson under the Company’s 401(k) plan during 2009.

(8)	Represents $15,000 in contributions made by Cypress on behalf of Dr. Gendreau under the Company’s 401(k) plan during 2007.

(9)	Represents $15,500 in contributions made by Cypress on behalf of Dr. Gendreau under the Company’s 401(k) plan during 2008.

(10)	Represents $16,500 in contributions made by Cypress on behalf of Dr. Gendreau under the Company’s 401(k) plan during 2009.

(11)	Represents $15,000 in contributions made by Cypress on behalf of Dr. Rao under the Company’s 401(k) plan during 2007.

(12)	Represents $15,500 in contributions made by Cypress on behalf of Dr. Rao under the Company’s 401(k) plan during 2008.

(13)	Represents $16,500 in contributions made by Cypress on behalf of Dr. Rao under the Company’s 401(k) plan during 2009.

(14)	Mr. Walsh joined the Company in March 2008. Mr. Walsh resigned as an employee of the Company in March 2010.

(15)	Represents $15,500 in contributions made by Cypress on behalf of Mr. Walsh under the Company’s 401(k) plan during 2008.

(16)	Represents $16,500 in contributions made by Cypress on behalf of Mr. Walsh under the Company’s 401(k) plan during 2009.
Stock Option Grants
     The Company grants options to its executive officers under its 2009 Equity Incentive Plan, or the 2009 Plan. The 2009 Plan was adopted by the stockholders of the Company in June 2009 as a successor to and continuation of the 2000 Equity Incentive Plan, or 2000 Plan, provided that outstanding options granted pursuant to the 2000 Plan will continue to be governed by the 2000 Plan. As of December 31, 2009, options to purchase a total of 7,500 shares were outstanding under the Company’s 1996 Equity Incentive Plan, or the 1996 Plan, which has expired. As of December 31, 2009, options to purchase a total of 219,407 shares were outstanding under the 2009 Plan and options to purchase 7,780,593 shares remained available for grant under the 2009 Plan. As of December 31, 2009, options to purchase a total of 7,483,043 shares were outstanding under the 2000 Plan.
     The following table sets forth certain information regarding options granted to the named executive officers during the fiscal year ended December 31, 2009:

			All Other
			Option
			Awards:			Grant Date
			Number of	Exercise or	Closing	Fair
			Securities	Base Price	Price on	Value of
		Approval	Underlying	of	Grant	Option
Name	Grant Date(1)	Date	Options(2)	Options(3)	Date	Awards(4)
Jay D. Kranzler	01/02/2009	12/21/2008	223,000	$6.84	$7.48	$983,118
Sabrina Martucci Johnson	01/02/2009	12/21/2008	134,000	$6.84	$7.48	$590,752
R. Michael Gendreau	01/02/2009	12/21/2008	90,000	$6.84	$7.48	$396,774
Srinivas Rao	01/02/2009	12/21/2008	90,000	$6.84	$7.48	$396,774
Michael Walsh	01/02/2009	12/21/2008	75,000	$6.84	$7.48	$330,645

(1)	All option grants were made in connection with the annual officer grants, which are typically approved by the Compensation Committee in the fourth quarter of the prior year and awarded on the first business day of each year.

(2)	The options vest ratably and daily over a four-year period beginning on the date of grant.

(3)	Under the terms of the 2000 Plan, the exercise price of the options is equal to the closing price on the last market trading day prior to the grant date.

37.

(4)	Reflects the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the year ended December 31, 2009. Assumptions used in the calculation of this amount are included in footnote 7 to the audited financial statements for the year ended December 31, 2009 in the Company’s annual report on Form 10-K filed with the SEC on March 31, 2010 regarding weighted-average assumptions underlying valuation of equity awards.
Outstanding Equity Awards
     The following table provides information concerning the number and value of unexercised options held by the named executive officers at December 31, 2009.

	Number of	Number of
	Shares	Shares
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option
Name	Exercisable	Unexercisable	Option Price	Expiration Date
Jay Kranzler	211,693	—	$3.25	04/29/12
	37,874	—	$2.51	03/27/13
	477,747	—	$4.53	08/11/13
	459,584	—	$13.30	02/08/15
	374,240	342	$5.78	01/02/16
	386,484	129,653	$7.75	01/02/17
	198,336	199,183	$11.03	01/02/18
	167,594	55,406	$6.84	01/02/19
Sabrina Johnson	17,305	—	$3.25	4/29/2012
	37,388	—	$13.30	2/8/2015
	34,342	5,658	$5.78	1/2/2016
	60,816	12,244	$6.06	2/1/2016
	42,037	14,103	$7.75	1/2/2017
	37,423	37,577	$11.03	1/2/2018
	33,293	100,707	$6.84	1/2/2019
Michael Gendreau	1,803	—	$2.51	3/27/2013
	62,076	—	$13.30	2/8/2015
	39,963	37	$5.78	1/2/2016
	37,165	12,468	$7.75	1/2/2017
	18,296	18,373	$11.03	1/2/2018
	22,361	67,639	$6.84	1/2/2019
Srinivas Rao	100,000	—	$11.80	2/4/2014
	25,000	—	$13.30	2/8/2015
	29,972	28	$5.78	1/2/2016
	34,489	11,571	$7.75	1/2/2017
	23,812	23,911	$11.03	1/2/2018
	13,416	40,584	$6.84	1/2/2019
	100,000	—	$11.80	2/4/2014
	25,000	—	$13.30	2/8/2015
Michael Walsh	136,998	263,002	$8.05	03/04/18
	18,634	56,366	$6.84	01/02/19

38.

Option Exercises
     The following table provides information concerning option exercises by the named executive officers during the year ended December 31, 2009.

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise
Jay Kranzler	300,000	$1,810,664
Sabrina Johnson	1,760	15,125
Michael Gendreau	—	—
Srinivas Rao	—	—
Michael Walsh	—	—
Equity Compensation Plan Information
     The following table summarizes the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2009.

Number of Shares
Remaining Available for
	Number of Shares to be	Weighted Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options	Outstanding Options	Plans (2)
Equity compensation plans approved by stockholders (1)	7,709,950	$8.06	7,780,593
Equity compensation plans not approved by stockholders	—	—	—

(1)	Includes the 1996 Plan, the 2000 Plan and the 2009 Plan.

(2)	In June 2009, the Company’s stockholders approved the 2009 Plan, which is the successor to and continuation of the 2000 Plan.

39.

POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL
     The table below reflects the amount of compensation to each of the named executive officers pursuant to each executive’s employment agreement, or in the absence of such an agreement, the Company’s Severance Benefit Plan, as amended, in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination without cause or for good reason and upon termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Cypress.

				Life/
	Base		Healthcare	Disability	Accrued	Parachute
Name	Salary(1)	Options(2)	benefits(3)	Insurance	Vacation	Payment	Total
Jay Kranzler	$901,856	$—	$27,023	$34,314	$59,950	$250,000 (4)	$1,273,143
R. Michael Gendreau	$325,118	$—	$11,414	$—	$30,638	$—	$367,170
Sabrina Johnson	$312,313	$—	$17,345	$—	$—	$—	$329,658
Srinivas Rao	$253,592	$—	$17,288	$—	$29,260	$—	$300,140
Michael Walsh(5)	$312,000	$—	$19,907	$—	$4,520	$—	$336,427

(1)	For Dr. Kranzler, the amount reflects 18 months of base salary, for all the other named executive officers, the amount reflects 12 months of base salary.

(2)	The value of stock options is determined based on the unvested shares which would accelerate upon a change in control and the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2009, which was $5.77 per share. The exercise price of the unvested stock options held by the named executive officers exceeded the closing price of the Company’s common stock on that date.

(3)	For Dr. Kranzler, the amount reflects 2 years of healthcare benefits, for all the other named executive officers, the amount reflects 12 months of healthcare benefits.

(4)	Under Dr. Kranzler’s employment agreement, the Company pays an amount equal to any excise taxes payable by him with respect to such event and has assumed the entire payment would be required.

(5)	Mr. Walsh resigned as an employee of the Company in March 2010.
     In addition, upon a change in control of Cypress, which includes the sale of all or substantially all of its assets, specified types of mergers, or other corporate reorganizations, all options to purchase the Company’s common stock held by its directors and officers will immediately vest. Additionally, if Dr. Kranzler experiences a qualified termination following a change in control, his RSUs will immediately vest.
EMPLOYMENT, BONUS AND SEVERANCE AGREEMENTS
Employment Agreements
     In August 2003, the Company entered into an amended and restated employment agreement with Jay D. Kranzler, M.D., Ph.D., its Chairman of the Board of Directors and Chief Executive Officer, which superseded the employment agreement entered into with him in December 1995. On January 26, 2007, the Company further amended Dr. Kranzler’s employment agreement to provide that the agreement would automatically renew for one year periods unless notice is provided by either party. On December 31, 2008, the agreement was amended further to clarify the application of Section 409A of the Code to the benefits that may be provided to Dr. Kranzler pursuant to the agreement. On December 24, 2009, the agreement was amended further to provide that Dr. Kranzler’s restricted stock unit award granted in January 2010 would be subject to double trigger vesting acceleration in the event of a change in control of Cypress (as opposed to the single trigger vesting acceleration provision to which Dr. Kranzler’s stock options are subject). The amended and restated agreement provides for an annual base salary, which may be adjusted periodically in the sole discretion of the Board of Directors. As of January 1, 2010,

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Dr. Kranzler’s current salary was set at $616,268. In addition to his base salary, pursuant to the amended and restated agreement, Dr. Kranzler is eligible for an annual bonus equal to an amount up to 66 2/3% of his base salary within ninety days after the end of each fiscal year. The annual bonus amount, if any, shall be based on Dr. Kranzler’s performance as evaluated by the Board of Directors or the Compensation Committee of the Board of Directors in its sole discretion. Under the Company’s 2010 Bonus Plan, as described under “—Bonus Plans” below, Dr. Kranzler may receive a bonus equal to an amount up to 150% of 66 2/3% of his base salary under certain circumstances. Pursuant to the amended and restated agreement, Dr. Kranzler was also granted an option to purchase 500,000 shares of common stock under the 2000 Equity Incentive Plan. In addition, the Company is required to provide Dr. Kranzler with $2 million of life insurance coverage. The amended and restated agreement is terminable by Dr. Kranzler at any time upon 30 days’ prior written notice. In the event that Dr. Kranzler is terminated without cause or Dr. Kranzler terminates his employment for good reason (as set forth in the agreement), Dr. Kranzler is entitled to severance payments equal to eighteen months of his base salary, with twelve months of the base salary payable in a lump sum within ten days following the termination date, and the remaining six months of base salary payable ratably over the six months following the termination date; provided that the entire eighteen months of base salary is payable in a lump sum if the termination occurs following a change in control. In addition, in the event that Dr. Kranzler is terminated without cause or terminates his employment for good reason, Dr. Kranzler will also be entitled to (i) accelerated vesting of all of his outstanding stock options, and (ii) continued coverage under group life, health, accident, disability and hospitalization insurance at the levels in effect for Dr. Kranzler at the termination date for a period of two years. Further, in the event that Dr. Kranzler is terminated without cause or terminates his employment for good reason in connection with a change in control, Dr. Kranzler will be entitled to accelerated vesting of all of his restricted stock units. In the event that Dr. Kranzler dies, the Company is required to pay Dr. Kranzler’s legal representatives payments equal to twelve months of his base salary reduced by any amounts paid or to be paid by the insurance coverage that the Company provides for the benefit of Dr. Kranzler, including life insurance. In the event that Dr. Kranzler becomes disabled (as set forth in the agreement) and the Company elects to terminate his employment, Dr. Kranzler is entitled to receive his base salary until disability insurance payments commence, subject to maximum payments by the Company equal to twelve months of his base salary. In addition, all of Dr. Kranzler’s outstanding options and restricted stock units will immediately vest upon his death or disability. In the event that any amounts paid to Dr. Kranzler constitute excess parachute payments under Section 280G of the Code, the Company will pay to Dr. Kranzler an amount equal to any excise taxes payable by him with respect to such payments, up to a total of $250,000.
     On February 23, 2008, the Company entered into an employment agreement with Michael J. Walsh, the Company’s former Executive Vice President and Chief Commercial Officer, which became effective on March 4, 2008 when Cypress completed the acquisition of Proprius. Pursuant to his employment agreement with the Company, Mr. Walsh was entitled to receive an annual base salary of $300,000 and was eligible for an annual bonus of up to 35% of his annual base salary per year. In addition, pursuant to the employment agreement, on the effective date of the employment agreement, the Company granted to Mr. Walsh an option to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the closing price of such stock on the business day immediately preceding the effective date of the grant. Mr. Walsh’s employment agreement additionally provided that upon a termination of Mr. Walsh’s employment without cause or if Mr. Walsh terminates his employment with good reason, or in certain circumstances if Mr. Walsh is terminated following a change in control of Cypress, Mr. Walsh would be entitled to the benefits outlined in the employment agreement, including a continuation of his base salary for a six-month severance period and payment of COBRA premiums for a twelve month period following termination. Mr. Walsh was also eligible for participation in the Company’s Severance Benefit Plan (he met the eligibility requirements on his first year anniversary with Cypress), and in the event of a qualifying termination of his employment for which he is eligible for benefits under the Severance Benefit Plan, Mr. Walsh was entitled to receive the benefit which is greater under either his employment agreement or the Severance Benefit Plan as to each category of benefits to which he was entitled. Mr. Walsh resigned as an employee of the Company in March 2010. In connection with the termination of his employment, the Company agreed to provide to Mr. Walsh the benefits he would be entitled to receive under his employment agreement and under the Company’s Severance Benefit Plan in the event of his resignation for good reason.
Severance Benefit Plan
     In June 2004, the Company adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and outside directors. On December 31, 2008, the severance

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plan was amended and restated to clarify the application of Section 409A of the Code to the benefits that may be provided under the plan to the eligible officers and directors. Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with the Company as of the date of service termination. Dr. Kranzler, Dr. Gendreau, Mrs. Johnson and Dr. Rao, and all of the current outside directors are currently eligible to receive severance benefits under the severance plan. Prior to his resignation in March 2010, Mr. Walsh was also entitled to receive benefits under the severance plan.
     To receive severance benefits, an individual must (i) experience a covered termination, (ii) have provided service to the Company for at least one year on the date of such termination and (iii) execute a general waiver and release of claims. The severance plan supplements and provides benefits in addition to all other employment agreements, policies or practices previously maintained by Cypress. Covered terminations for officers include a termination without cause or a resignation for good reason. Covered terminations for outside directors include selected Board service terminations. All severance benefits provided to officers under the severance plan include a cash payment ranging from three to twelve months of base salary, health benefit continuation coverage ranging from three to twelve months and accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual’s unvested shares on the date of service termination. Officers receive the maximum severance benefits on a covered termination in connection with a change in control of Cypress. Severance benefits provided to outside directors include only accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual’s unvested shares on the date of service termination.
     Upon Mr. Walsh’s resignation as an employee of the Company in March 2010, the Company agreed to provide to Mr. Walsh the benefits he would be entitled to receive under his employment agreement and under the Company’s Severance Benefit Plan in the event of his resignation for good reason.
Bonus Plans
2008 Bonus Plan
     In January 2008, the Company’s Compensation Committee approved the 2008 Bonus Plan for its officers for the year 2008. The 2008 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the Company’s officers. Payments under the 2008 Bonus Plan, if any, were contingent upon Cypress’ achievement of certain corporate objectives described below, and the relevant officers’ continued employment with the Company on the date of payment.
     The 2008 Bonus Plan includes a “primary” 2008 corporate objective, which is obtaining U.S. Food and Drug Administration approval for a New Drug Application for milnacipran for Fibromyalgia Syndrome (the “2008 Milnacipran Objective”). Bonuses payable for achievement of this objective would equal 70% of the 2008 Target Bonus amounts defined below.
     The 2008 Bonus Plan also includes an “annual” 2008 corporate objective, which is completion of a major corporate event as determined by the Compensation Committee, such as an in-license or product acquisition. Bonuses payable for achievement of this objective would equal 30% of the 2008 Target Bonus (as described below).
     The 2008 Target Bonus for each of the named executive officers covered under the 2008 Bonus Plan was as follows, with any such bonus to be calculated based on annual base salaries as of the earlier of the achievement of the relevant objective or December 31, 2008:

Officer	Target Bonus
Jay D. Kranzler	66 2/3% x annual base salary
Sabrina Martucci Johnson	35% x annual base salary
Michael Walsh	35% x annual base salary
R. Michael Gendreau	25% x annual base salary
Srinivas Rao	25% x annual base salary

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     On January 16, 2009, the Company’s Compensation Committee met to discuss whether Cypress had achieved the 2008 Milnacipran Objective. In light of the then-recent approval by the U.S. Food and Drug Administration (the “FDA”) of the Company’s New Drug Application for milnacipran for the management of fibromyalgia and in recognition of management’s diligent and consistent efforts to expedite such approval, the Compensation Committee determined that, while the 2008 Milnacipran Objective was not technically achieved because the approval by the FDA occurred in January 2009 rather than during 2008, such efforts merited payment of the bonuses related to that objective to the Company’s officers. As a result, the Compensation Committee approved payment to the officers covered under the 2008 Bonus Plan of a bonus equal to 70% of the Target Bonus for each of the named executive officers as follows:

Officer	Bonus Amount Paid for 2008 Milnacipran Objective
Jay D. Kranzler	$269,920.60
Sabrina Martucci Johnson	$73,573.74
R. Michael Gendreau	$54,707.31
Srinivas Rao	$42,671.75
Michael Walsh	$61,250.00
2009 Bonus Plan
     On April 10, 2009, the Company’s Compensation Committee approved the 2009 Bonus Plan for its officers for the year 2009. The 2009 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the Company’s officers. Payments under the 2009 Bonus Plan were contingent upon Cypress’ achievement of certain corporate objectives described below, and the relevant officers’ continued employment with the Company on the date of payment.
     The 2009 Bonus Plan included two 2009 corporate objectives. The first corporate objective was completion of a major corporate event as determined by the Compensation Committee, such as an in-license or product acquisition (the “2009 Major Corporate Event Objective”). Bonuses payable for achievement of this objective would equal 50% of the 2009 Target Bonus (as described below). The second corporate objective related to the achievement of certain commercial objectives relating to target sales details, prescription goals and diagnostic unit sales established by the Company for Savella and the Avise product line. Bonuses payable for achievement of the commercial objectives would equal 50% of the 2009 Target Bonus (as defined below).
     The 2009 Target Bonus for each of the named executive officers covered under the 2009 Bonus Plan was as follows, with any such bonus to be calculated based on annual base salaries as of the earlier of the achievement of the relevant objective or December 31, 2009:

Officer	Target Bonus
Jay D. Kranzler	66 2/3% x annual base salary
Sabrina Martucci Johnson	35% x annual base salary
Michael Walsh	35% x annual base salary
R. Michael Gendreau	25% x annual base salary
Srinivas Rao	25% x annual base salary

43.

     On December 22, 2009, the Company’s Compensation Committee met to discuss whether Cypress had achieved the 2009 Major Corporate Event Objective and the other commercial objectives for 2009 described above. The Compensation Committee determined that the Company had not achieved the Major Corporate Event Objective and had met only 50% of the other corporate objectives established by the Company for Savella and the Avise product lines. As a result, the Compensation Committee approved payment to the officers covered under the 2009 Bonus Plan of a bonus equal to 25% of the Target Bonus for each of the named executive officers as follows:

Officer	Bonus Amount Paid for 2009 Savella Objective
Jay D. Kranzler	$100,206.66
Sabrina Martucci Johnson	$27,327.41
Michael Walsh	$27,300.02
R. Michael Gendreau	$20,319.87
Srinivas Rao	$15,849.53
2010 Bonus Plan
     On April 8, 2010, the Company’s Compensation Committee approved the 2010 Bonus Plan for its executive officers for the year 2010. The 2010 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the Company’s officers. Payments under the 2010 Bonus Plan, if any, are contingent upon Cypress’ achievement of certain corporate objectives described below, and the relevant officers’ continued employment with the Company on the date of payment.
     The 2010 Bonus Plan includes three 2010 corporate objectives. The first objective is for the Company to transition toward profitability in commercial operations. The second objective is for the Company to accumulate a portfolio of strategic assets. The third objective is an increase in stockholder value. The determination that the 2010 corporate objectives have been met, in part or in full, is at the Compensation Committee’s sole discretion.
     The 2010 Target Bonus for each of the named executive officers covered under the 2010 Bonus Plan is as follows, with any such bonus to be calculated based on annual base salaries as of the earlier of the achievement of the relevant objective or December 31, 2010:

Officer	Target Bonus
Jay D. Kranzler	66 2/3% x annual base salary
Sabrina Martucci Johnson	35% x annual base salary
R. Michael Gendreau	25% x annual base salary
Srinivas Rao	25% x annual base salary
     Under the 2010 Bonus Plan, the Compensation Committee will determine, in its sole discretion, a percentage between 0% and 150%, based on the extent to which the Compensation Committee determines that the three 2010 corporate objectives have been met. The percentage will be multiplied against the Target Bonus amount for the Chief Executive Officer to determine the bonus to be paid to the Chief Executive Officer, and will be multiplied against the Target Bonus amount for the other executive officers to create a pool of funds to be distributed amongst those other executive officers, at the Compensation Committee’s discretion with input from the Chief Executive Officer.
CERTAIN TRANSACTIONS
     Cypress has entered into an employment agreement with its Chief Executive Officer as described under the caption “Employment, Bonus and Severance Agreements.” In addition, Cypress has granted stock options and RSUs to the Company’s directors and executive officers. See “Compensation of Directors” and “Compensation of Executive Officers.”
     Cypress employs the services of Dr. Judy Gendreau, the wife of Dr. Michael Gendreau, Cypress’ Chief Medical Officer. Cypress paid Dr. Judy Gendreau an annual base salary of $208,750 during 2009.

44.

     Jon McGarity, one of our directors, entered a consulting agreement with Campbell Alliance Group, Inc. (“Campbell”) in June 2009. Mr. McGarity resigned from our Compensation Committee effective July 6, 2009. During 2009, we paid Campbell a total of $263,000 for consulting services. Mr. McGarity is not an executive officer of Campbell and does not work on the Cypress account at Campbell.
     In June 2004, the Company implemented the Cypress Bioscience, Inc. Severance Benefit Plan, which provides severance benefits to certain eligible officers and eligible outside directors. The Severance Benefit Plan is described in further detail under the Section “Employment, Bonus and Severance Agreements.”
     On April 10, 2009, the Company’s Compensation Committee approved a Bonus Plan for the officers of the Company for the year 2009. The 2009 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company. Payments under the Bonus Plan were contingent upon the Company’s achievement of certain corporate objectives and the relevant officers’ continued employment with Cypress on the date of payment.
     On April 8, 2010, the Company’s Compensation Committee approved a Bonus Plan for the officers of the Company for the year 2010. The 2010 Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company. Payments under the 2010 Bonus Plan, if any, are contingent upon the Company’s achievement of certain corporate objectives and the relevant officers’ continued employment with Cypress on the date of payment.
     The Company’s bylaws provide that Cypress will indemnify its directors and executive officers and may indemnify other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its bylaws to enter into indemnification contracts with the Company’s directors and officers and to purchase insurance on behalf of any person who the Company is required or permitted to indemnify. Cypress currently maintains directors’ and officers’ insurance coverage.
     The Company’s Audit Committee reviews and approves all related party transactions as required by Nasdaq rules.

45.

HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Cypress stockholders will be “householding” the proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, direct your written request to Cypress Bioscience, Inc., Attention: Investor Relations, 4350 Executive Drive, Suite 325, San Diego, California 92121 or contact Investor Relations via telephone at (858) 452-2323. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

46.

OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Sabrina Johnson

Sabrina Johnson
Corporate Secretary
May 5, 2010
     A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 31, 2010, is available without charge upon written request to: Corporate Secretary, Cypress Bioscience, Inc., 4350 Executive Drive, Suite 325, San Diego, California 92121.

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ANNUAL MEETING OF STOCKHOLDERS OF
CYPRESS BIOSCIENCE, INC.
June 14, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K
are available at https://materials.proxyvote.com/232674
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

■ 20230000000000000000 0	061410

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

PROPOSAL 1: To elect two directors to hold office until the 2013 Annual Meeting of Stockholders.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Roger L. Hawley Tina S. Nova
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

FOR	AGAINST	ABSTAIN
PROPOSAL 2: To ratify the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.
☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

■

CYPRESS BIOSCIENCE, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2010
     The undersigned hereby appoints Jay D. Kranzler and Sabrina Martucci Johnson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cypress Bioscience, Inc. (the “Company”) which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of the Company to be held at the principal executive offices of the Company, 4350 Executive Drive, Suite 325, San Diego, California 92121 on Monday, June 14, 2010 at 8:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
(Continued and to be Signed and Dated on the Reverse Side)

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